Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Fourth Quarter and Fiscal Year 2006 Results

Trevose, PA – March 30, 2007 – Broder Bros., Co. (the “Company”) today announced results for its fourth quarter and fiscal year ended December 30, 2006.

As previously announced, the Company acquired substantially all of the assets of Amtex Imports Inc. (“Amtex”) on September 28, 2006. Amtex was a single location distributor based in Northlake, Illinois with approximately $40 million in annual revenues. The Amtex acquisition facilitated the Company’s entry into the Chicago market. The Company’s operating results reflected herein include the results of Amtex from the date of acquisition and are reported in Broder division results.

Fourth Quarter 2006 Results Compared to Prior Year

Fourth quarter 2006 net sales were $240.9 million compared to $263.0 million for the fourth quarter 2005. Income from operations for the fourth quarter 2006 was $9.3 million compared to $13.3 million for the fourth quarter 2005. Fourth quarter 2006 net income was $0.3 million compared to $2.3 million for the fourth quarter 2005. Fourth quarter 2006 earnings before interest, taxes, depreciation and amortization (EBITDA) was $14.1 million compared to EBITDA of $17.6 million for the fourth quarter 2005. A reconciliation of EBITDA to net income/(loss) is set forth at the end of this press release.

Results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $19.2 million for the fourth quarter 2006 and $19.0 million for the fourth quarter 2005.

The Company has three operating segments. The Broder division generated fourth quarter 2006 net sales of $98.0 million compared to $103.0 million in the fourth quarter 2005. The Alpha division generated fourth quarter 2006 revenue of $112.3 million compared to $126.4 million in the fourth quarter 2005. The NES division generated net sales of $30.6 million in the fourth quarter 2006 compared to $33.6 million in the fourth quarter 2005.

Fourth quarter 2006 gross profit was $49.5 million compared to $50.9 million for the fourth quarter 2005. Unit volumes decreased during the fourth quarter 2006 compared to the fourth quarter 2005. Commodity trade brand product units declined on lower volume and higher margin products as the Company continued to sell fewer low margin white tee shirts. Insufficient private label inventory levels in key styles during the second and third quarters of 2006 contributed to volume declines during the fourth quarter 2006 relative to the prior period. Sufficient inventory in private label brand products was on hand by the end of December 2006. Volume declined for exclusives brand products during the fourth quarter 2006 compared to the fourth quarter 2005 resulting from the termination of one vendor relationship at the end of 2005.

Full Year 2006 Results Compared to Prior Year

For fiscal 2006, net sales were $959.3 million compared to $978.4 million for fiscal 2005. Income from operations for fiscal 2006 was $26.6 million compared to $32.2 million for the prior year. Net loss for 2006 was $(7.7) million compared to net loss of $(2.9) million for 2005. EBITDA for fiscal 2006 was $46.2 million compared to EBITDA of $51.3 million for 2005.

Excluding the highlighted charges denoted herein, EBITDA for 2006 was $61.1 million compared to EBITDA of $56.0 million for 2005.

The Broder division generated fiscal 2006 net sales of $375.0 million compared to $376.4 million in fiscal 2005. The Alpha division generated net sales of $460.6 million during fiscal 2006 compared to net sales of $473.5 million in fiscal 2005 and the NES division generated net sales of $123.7 million in fiscal 2006 compared to net sales of $128.5 million in 2005.

Business Outlook

As previously announced in its earnings release for the third quarter 2006, the Company continues to execute its strategy to create multi-branded distribution centers to both improve inventory availability to customers, and reduce overall inventory levels. Inventory on hand decreased sequentially by $7.8 million at December 2006 compared to September 2006 despite having received new product during the third quarter 2006 in connection with the October 2006 mailing of fiscal 2007 catalogs. Improved inventory availability is expected to generate increased revenue volume and profitability, as well as operational savings realized through higher volume leveraged over fixed costs.

The Company operated 17 distribution centers at December 2006 and operated 12 distribution centers at March 30, 2007. The distribution center strategy will lead to 8 larger multi-branded distribution centers yielding essentially the same UPS ground service coverage. To maintain and grow its market position in rationalized locations, the Company will operate scaled down facilities customized to the local needs and preferences of each market and to serve as a customer pick-up location. The Company operated three “Express” locations in the Los Angeles, CA, Louisville, KY and Detroit, MI markets as of March 30, 2007. The Company expects the distribution center consolidation to be substantially completed by the end of fiscal year 2007.

Immediate cash requirements to execute the strategy are expected to be financed through capital lease transactions and borrowings on the existing revolving credit facility. Anticipated inventory reductions resulting from the consolidation strategy and the resulting debt reductions are expected to substantially offset the above cash outflows for the strategy.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. Borrowings under the revolving credit facility increased from $90.0 million at December 31, 2005 to $110.4 million at December 30, 2006. The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. As of December 30, 2006, borrowing base availability was $68.3 million.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	December 30, 2006	September 30, 2006	December 31, 2005
Accounts Receivable	$85.1	$104.2	$83.6
Inventory (1)	233.3	245.9	216.6
Accounts Payable (1)	96.9	151.5	100.2
Revolving Credit Debt	110.4	82.3	90.0

	111.1	116.3	110.0

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$65.6	$65.0	$73.3

(1)	Inventory and accounts payable at December 2006, September 2006 and December 2005 include accruals for inventory in-transit between suppliers and Company distribution centers of $20.2 million, $25.0 million and $31.6 million, respectively.

Highlighted Charges

Results for the three and twelve months ended December 30, 2006 and December 31, 2005 include certain charges as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2006	2005	2006	2005
Lease termination, severance and related charges	$2.4	$(0.1)	$4.0	$1.5
Asset write-down charges	—	—	0.1	0.4

Total restructuring charges	2.4	(0.1)	4.1	1.9
Facilities consolidation-related charges	1.6	—	3.4	—
Stock-based compensation	0.4	—	0.5	0.2
Management fee	0.7	0.5	3.2	1.6
Other highlighted charges	—	1.0	3.6	1.0

Total highlighted charges	$5.1	$1.4	$14.9	$4.7

Restructuring charges recorded during 2006 consisted of (i) call center closure costs, severance and related benefits; (ii) severance resulting from a corporate reduction in force; and (iii) facility closure costs. Facilities consolidation-related charges consisted of (i) incremental travel and training costs directly attributable to the opening of multi-branded facilities; (ii) duplicative rent payments directly attributable to the opening of multi-branded facilities; and (iii) incremental travel, labor and duplicative telecommunications costs directly attributable to the call center consolidation initiative. Other highlighted charges consisted primarily of consulting fees related to the Company’s inventory and supply chain initiatives and incremental amortization of the Company’s 2006 catalogs due to the accelerated October 2006 mailing of the 2007 catalogs.

Restructuring charges recorded during 2005 consisted of (i) severance and related benefits resulting from the NES integration; (ii) facility closure costs and (iii) an asset write-down related to the facility closures.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Friday, March 30, 2007 to discuss its fourth quarter and fiscal 2006 results. The domestic dial-in number for the call is (800) 289-0544. The confirmation code is 1095472. For those unable to participate in the conference call, a replay will be available beginning March 30, 2007 at 1:00 p.m. Eastern Time until April 9, 2007 at 11:59 p.m. Eastern Time. To access the replay, dial (888) 203-1112. The replay passcode is 1095472.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. is a leading distributor of imprintable sportswear and accessories in the United States. The Company operates three well-recognized brands: “Broder,” “Alpha” and “NES. It operates the largest distribution network in the industry, which, at the time of the release, consists of 12 distribution centers. The Company also operates three “Express” facilities offering pickup room service to customers in the Los Angeles, CA, Louisville, KY and Detroit, MI markets. The Company has the ability to ship product to over 80% of the continental U.S. population within one business day and approximately 98% of the continental U.S. population within two business days.

The industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides its decorator customers with value-added merchandising, marketing and promotional support that helps its customers grow their businesses. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Russell, Hanes, Fruit of the Loom and Anvil, as well as many exclusive brands including Adidas Golf, Champion and Columbia Sportswear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, NES Clothing Company in 2004 and Amtex in 2006.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 30, 2006 AND DECEMBER 31, 2005

(dollars in millions)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2006	2005	2006	2005
Net sales	$240.9	$263.0	$959.3	$978.4
Cost of sales	191.4	212.1	778.6	798.4

Gross profit	49.5	50.9	180.7	180.0
Warehousing, selling and administrative expenses	31.9	32.9	126.7	125.0
Restructuring and asset impairment charges	2.4	(0.1)	4.1	1.9
Management fee	0.7	0.5	3.2	1.6
Stock-based compensation	0.4	—	0.5	0.2
Depreciation and amortization	4.8	4.3	19.6	19.1

Operating expenses	40.2	37.6	154.1	147.8

Income from operations	9.3	13.3	26.6	32.2

Interest expense, net of change in fair value of interest rate swaps	9.4	10.1	40.3	36.7

Other expenses	9.4	10.1	40.3	36.7

Income/(loss) before income taxes	(0.1)	3.2	(13.7)	(4.5)

Income tax provision/(benefit)	(0.4)	0.9	(6.0)	(1.6)

Net income/(loss)	$0.3	$2.3	$(7.7)	$(2.9)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	9.4	10.1	40.3	36.7
Income tax provision (benefit)	(0.4)	0.9	(6.0)	(1.6)
Depreciation and amortization	4.8	4.3	19.6	19.1

EBITDA	$14.1	$17.6	$46.2	$51.3

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.